Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form F-1 of our report dated March 16, 2010, except for note 25, as to which the date is April 26, 2010, relating to the consolidated financial statements of HiSoft Technology International Limited (the “Company”) and its subsidiaries and variable interest entity, and the related financial statement schedule of the Company included in Schedule I, appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to us under the headings “Summary Consolidated Financial Data”, “Selected Consolidated Financial Data”, and “Experts” in such Prospectus.
Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People’s Republic of China
June 17, 2010